Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NORTHWEST BIOTHERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF JANUARY, A.D. 2023, AT 8:17 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

2926697 8100
SR# 20230064246

Authentication: 202446284
Date: 01-09-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:17 AM 01/09/2023
FILED 08:17 AM 01/09/2023
SR 20230064246 - File Number 2926697

CERTIFICATE OF AMENDMENT
OF
THE SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NORTHWEST BIOTHERAPEUTICS, INC.

Under Section 242 of the Delaware General Corporation Law

Northwest Biotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

1. The Seventh Amended and Restated Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation") is hereby amended by changing Article IV, Section 1(a) so that, as amended, said Article IV, Section 1(a) shall be and read as follows:

   "The total number of shares of stock that the Corporation shall have the authority to issue is the aggregate of (i) 1,700,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share (the Preferred Stock")."

2. The foregoing amendment has been duly adopted in accordance with the Certificate of Incorporation and the provisions of Section 242 of the General Corporation law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

IN WITNESS WHEREOF, I have signed this Certificate this 9th day of January, 2023.

Signature: Leslie J. Goldman
Name: Leslie J. Goldman
Title: General Counsel, Senior Vice President